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Exhibit 99.1

Contact:	Tad Walden Corporate Communications On Command Corporation (720) 873-3321 twalden@ocv.com
Chuck Ence Investor Relations On Command Corporation (720) 873-3356 cence@ocv.com

DRAFT: DO NOT RELEASE.

On Command executes
Amended and Restated Credit Agreement

        Denver, Colorado, April 24, 2003—On Command Corporation (OTCBB: ONCO), a leading provider of in-room interactive entertainment for the hotel industry and its guests, announced today that the Company and its bank lenders have executed an Amended and Restated Credit Agreement.

        The closing of the Amended and Restated Credit Agreement is contingent upon the receipt by the Company prior to June 30, 2003, of a $40 million contribution from Liberty Media Corporation (NYSE:L and LMC.B) to be used to repay principle due under the Credit Agreement and to permanently reduce lender commitments. However, Liberty has no obligation to make any capital contribution to the Company and there can be no assurances that any such contribution will be made. The terms of any such contribution (including the securities or other consideration to be received by Liberty in exchange for such contribution) have not yet been agreed upon.

        After the proposed reduction of lender commitments, the Amended and Restated Credit Agreement will constitute a $235 million senior secured credit facility, consisting of a $50 million revolving credit facility and a $185 million term loan facility. The term loan will be subject to scheduled amortizations commencing September 30, 2003, and both facilities will mature on December 31, 2007.

        Under the Company's existing Credit Agreement, as amended most recently in March 2003, the Company is currently subject to a maximum leverage ratio of 4.25, which is scheduled to step down to a maximum of 3.50 on June 30, 2003. At March 31, 2003, the Company's actual leverage ratio was 4.0. Accordingly, although the Company was in compliance with the leverage ratio covenant under the Credit Agreement at March 31, 2003, it believes that it will be out of compliance with such covenant on June 30, 2003, if the closing under the Amended and Restated Credit Agreement does not occur prior to that date. If such closing does occur, however, the Company believes that it will be able to maintain compliance with all of its covenants under the Amended and Restated Credit Agreement, including without limitation the maximum leverage ratio of 3.90 at June 30, 2003, scheduled to step down to maximums of 3.75 at October 1, 2003, and 3.50 at January 1, 2004.

        If the Amended and Restated Credit Agreement has not closed by June 29, 2003, the Company anticipates that it will request a further amendment to its current Credit Agreement to postpone the stepdown of the leverage ratio. It is uncertain as to whether the Company's lenders would agree to such a further amendment and what terms might be imposed by the Company's lenders in connection with such further amendment.

        "We're extremely pleased to have executed the Amended and Restated Credit Agreement," stated Bernie Dvorak, Chief Financial Officer. "Upon closing, the Agreement will give On Command a long-term solution to its capital structure by extending the ultimate maturity of the Company's debt by three and a half years, providing adequate liquidity to assist in meeting the Company's ongoing commitments and putting in place a covenant structure that fits the Company's business model."

About On Command

        On Command Corporation (www.oncommand.com) is a leading provider of in-room entertainment technology to the lodging and cruise ship industries. On Command is a majority-owned subsidiary of Liberty Satellite & Technology, Inc. (OTCBB: LSTTA, LSTTB).

        On Command entertainment services include: on-demand movies; television Internet services using high-speed broadband connectivity; television email; short form television features covering drama, comedy, news and sports; PlayStation video games; and music-on-demand services through Instant Media Network, a majority-owned subsidiary of On Command Corporation and the leading provider of digital on-demand music services to the hotel industry. All On Command products are connected to guest rooms and managed by leading edge video-on-demand navigational controls and a state-of-the art guest user interface system. The guest menu system can be customized by hotel properties to create a robust platform that services the needs of On Command hotel partners and the traveling public. On Command and its distribution network services more than 1,000,000 guest rooms, which touch more than 300 million guests annually.

        On Command's direct served hotel properties are located in the United States, Canada, Mexico, Spain, and Argentina. On Command distributors serve cruise ships operating under the Royal Caribbean, Costa and Carnival flags. On Command hotel properties include more than 100 of the most prestigious hotel chains and operators in the lodging industry: Accor, Adam's Mark Hotels & Resorts, Fairmont, Four Seasons, Hilton Hotels Corporation, Hyatt, Loews, Marriott (Courtyard, Renaissance, Fairfield Inn and Residence Inn), Radisson, Ramada, Six Continents Hotels (Inter-Continental, Crowne Plaza and Holiday Inn), Starwood Hotels & Resorts (Westin, Sheraton, W Hotels and Four Points), and Wyndham Hotels & Resorts.

        Certain of the above statements, other than statements relating to the historical performance of On Command, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of On Command, or industry results, to differ materially from future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the regulatory and competitive environment of the industry in which On Command operates; uncertainties inherent in new business strategies; new product launches and development plans, including the future profitability of such added services and the large capital expenditures involved; rapid technological changes; the acquisition, development and/or financing of telecommunications networks and services; the development and provision of new services, including the customer acceptance and use rates; future financial performance, including availability, terms and deployment of capital; the ability of vendors to deliver required equipment, software and services; availability of qualified personnel; changes in the nature of key strategic relationships with hotel chains and their franchises, including the renewal of existing agreements on favorable terms; and competitor responses to On Command's products and services, and the overall market acceptance of such products and services. These factors are also discussed in On Command's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K and Form 10-Q. These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date hereof, and On Command expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in On Command's expectations with regard thereto, or any other changes in events, conditions, or circumstances on which any such statement is based.

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  Exhibit 99.1